Exhibit 3.(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CANNABISSUISSE CORP.,

A NEVADA CORPORATION

AS AMENDED AS OF

JUNE 3, 2024

ARTICLE I
Company Name

Section 1.1. The name of this corporation is Cannabis Suisse Corp. (the “Corporation”)

ARTICLE II
Duration

Section 2.1. The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III
Purpose

Section 3.1. The purpose for which the Corporation is organized is to engage in any lawful activity within or outside of the State of Nevada.

Section 3.2. The Corporation may also maintain offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

ARTICLE IV
Board of Directors

Section 4.1. Powers.

(a) Subject to any express limitations contained in these Articles of Incorporation as amended and supplemented from time to time (these “Articles of Incorporation”) or adopted by the board of directors of the Corporation (the “Board of Directors”) in the bylaws of the Corporation as in effect from time to time (the “Bylaws”), (a) the business and affairs of the Corporation shall be managed under the direction of the Board of Directors, and (b) the Board of Directors shall have full, exclusive and absolute power, control and authority over any and all assets of the Corporation. The Board of Directors may take any action as in its sole discretion it deems necessary or appropriate to conduct the business and affairs of the Corporation. The Articles of Incorporation shall be construed with the presumption in favor of the grant of power and authority to the Board of Directors. Any construction of these Articles of Incorporation or determination by the Board of Directors concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in these Articles of Incorporation or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors or the Directors under the general laws of the State of Nevada or any other applicable laws.

(b) The Board of Directors, without any action by or approval of the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the  power to adopt, amend and repeal Bylaws, to elect officers in the manner prescribed in the Bylaws, to solicit proxies from holders of shares of capital stock and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.  However, (i) any such alteration, amendment, or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the stock entitled to vote at any stockholders’ meeting, and (ii) The Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at ant regular or special meeting of the stockholders.

Section 4.2. Number. The number of Directors may be increased or decreased only by the Board of Directors, subject to the express voting powers of any class or series of capital stock hereafter authorized and then outstanding; provided, however, that the number of Directors shall in no event be less than one.

Section 4.3. Voting for Election of Directors by Stockholders. Except as may be mandated by any applicable law or the listing requirements of the principal securities exchange on which the shares of capital stock of the Corporation are then listed, and subject to the provisions of any class or series of shares hereafter authorized and then outstanding, a majority of all of the votes cast for the election of a Director at a meeting of stockholders of the Corporation duly called and at which a quorum is present is required to elect a Director. In case of the failure to elect any Director at an annual meeting of stockholders of the Corporation, the incumbent Director who was up for election at that meeting may hold over and continue to serve as a Director for the full term of the directorship in which he or she was nominated and until the election and qualification of his or her successor. The failure of stockholders of the Directors to elect Directors at an annual meeting of stockholders of the Corporation shall not cause vacancies on the Board of Directors requiring the officers of the Corporation to call a special meeting of stockholders of the Corporation to elect Directors pursuant to Section 8.1 unless all Directors, including holdover Directors, are unwilling or unable to continue to serve.

Section 4.4. Vacancies on the Board of Directors. Subject to the provisions of any class or series of shares of capital stock hereafter authorized and then outstanding, any vacancy in the position of Director as a result of any reason, including a vacancy caused by the death, resignation, retirement, removal or incapacity of any Director, or resulting from an increase in the number of Directors, may be filled only by the affirmative vote of a majority of the Directors then remaining in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until the election and qualification of his or her successor. If for any reason any or all of the Directors cease to be Directors, such event shall not terminate the Corporation or affect these Articles of Incorporation or the Bylaws.

Section 4.5. Resignation. Any Director may resign or retire as a Director by an instrument in writing signed by him or her and delivered to the Secretary of the Corporation, and such resignation or retirement shall be effective upon such delivery or at a later date specified in the instrument. The acceptance of a resignation or retirement shall not be necessary to make it effective unless otherwise stated in the resignation or retirement. A Director judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment.

Section 4.6. Determinations by Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of capital stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of shares or the payment of other distributions on shares; the amount of paid in surplus, net assets, other surplus, cash flow, net income, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created or shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of these Articles of Incorporation (including any of the terms, preferences, conversion or other rights, voting or other powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of shares) or of the Bylaws; the number of issued and outstanding shares of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares; any matter relating to the acquisition, holding or disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, these Articles of Incorporation or the Bylaws or otherwise to be determined by the Board of Directors.

ARTICLE V
Capital Stock

Section 5.1. Authorized Capital Stock. The aggregate number of shares of capital stock (“Shares”) which the Corporation shall have the authority to issue is one billion  fifty million (1,050,000,000) shares, consisting of (a) one billion  (1,000,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (b)  fifty million (50,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series or classes as hereinafter provided. If Shares of one class or series are classified or reclassified into Shares of another class or series of Shares pursuant to this Article V, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, without any action by or approval of the stockholders of the Corporation, may amend these Articles of Incorporation from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue, subject to the provisions of Nevada Revised Statue 78.207.

Section 5.2. Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Directors by resolution shall, (a) designate that class or series, (b) specify the number of Shares to be included in that class or series, (c) set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for that class or series, and (d) cause the Corporation to file amendments or supplements to these Articles of Incorporation or certificates of designation with the Secretary of State of the State of Nevada with respect to that class or series. Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 5.2 may be made dependent upon facts ascertainable outside the Articles of Incorporation (including the occurrence of any event, determination or action by the Corporation or any other person or body) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the amendments or supplements to these Articles of Incorporation or certificates of designation with the Secretary of State of the State of Nevada.

Section 5.3. Common Stock. Except as may be otherwise specified in these Articles of Incorporation or the Bylaws, each share of Common Stock shall entitle the holder thereof to, (a) one vote on each matter upon which holders of Common Stock are entitled to vote and (b) one vote for each Director to be elected and for whose election the holder is entitled to vote. Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, there will be no cumulative voting for the election of Directors by stockholders of the Corporation. The Board of Directors may, without any action by or approval of the stockholders of the Corporation, reclassify any unissued shares of Common Stock from time to time into one or more classes or series of Shares, and such reclassified Shares may have powers, preferences and rights that are preferential, rank prior or are superior to those of any other class or series of a class of Shares, including the shares of Common Stock.

Section 5.4. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series or classes. The Board of Directors is authorized, by resolution adopted and filed in accordance with Nevada law, to provide for the issuance of such series or classes of shares of Preferred Stock. Each series or class of shares of Preferred Stock:

(a) may have such voting powers, full or limited, or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices as determined by the Board of Directors;

(c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or series of capital stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series or class in such amount or amounts;

(g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or class or of any other series or class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series or class that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series or class and may be reissued as a part of the series or class of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series or class of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series or class of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series or class of shares of Preferred Stock.

Section 5.5. Articles of Incorporation and Bylaws. All rights, powers and privileges of all holders of Shares and the terms of all Shares are subject to the provisions of the Articles of Incorporation and the Bylaws. All persons who acquire or receive Shares, or any interest therein, shall be held, by virtue of such acquisition or receipt, to have expressly assented and agreed to the Articles of Incorporation and the Bylaws and to have acquired or received such Shares or interest subject to the provisions of the Articles of Incorporation and the Bylaws. The Bylaws may contain any provision that is not inconsistent with law or the Articles of Incorporation, including, without limitation, provisions, (a) for informational and other requirements for stockholders of the Corporation proposing the nomination of one or more individuals for election as a Director or any other business for consideration at a meeting of stockholders of the Corporation, (b) interpreting or carrying out the intent and purposes of the Articles of Incorporation, and (c) for the forum with respect to any disputes, claims or controversies, including any disputes, claims or controversies brought by or on behalf of any present or former holder of Shares either on his, her or its own behalf, on behalf of the Corporation or on behalf of any class or series of Shares or present or former holders of Shares, and such provisions in the case of (c) may provide that any such forum may or may not be exclusive or mandatory. The Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding issued and outstanding at any regular or special meeting of the stockholders. The Board of Directors shall have the power to make, alter, amend and repeal the Bylaws.  However, any such alterations, amendment, or repeal may be changed or repeal by the holders of  a majority of the stock entitled to vote at any stockholders meeting.

Section 5.6. Dividends and Distributions. The Board of Directors may from time to time authorize and cause the Corporation to declare and pay to holders of any class or series of Shares such dividends or other distributions, in cash or other assets of the Corporation or in Shares or other securities of the Corporation or from any other source as the Board of Directors in its sole discretion shall determine. Stockholders of the Corporation shall have no right to any dividend or other distribution unless and until authorized by the Board of Directors and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.6 shall be subject to the provisions of any class or series of Shares then outstanding.

Section 5.7. Fractional Shares. The Corporation may, without any action by or approval of the stockholders of the Corporation, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it or pay cash for the fair value of a fraction of a Share.

ARTICLE VI
No Further Assessments

Section 6.1. The capital stock, after the amount of the subscription price determined by the Board of Directors has been paid in money, property or services, as the Board of Directors shall determine, shall be subject to no further assessment to pay the debts of the Corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6.

ARTICLE VII
No Preemptive Rights

Section 7.1. Except as otherwise set forth herein, none of the shares of capital stock of the Corporation shall carry with them any preemptive right to acquire additional or other shares of capital stock of the Corporation and no holder of any shares of capital stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of capital stock of the Corporation or for any additional shares of capital stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options or warrants to purchase or receive shares of capital stock or for any bonds, certificates of indebtedness, debentures or other securities.

ARTICLE VIII
Stockholders

Section 8.1. Meetings.

(a) There shall be an annual meeting of stockholders of the Corporation, to be held on proper notice at such time and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Directors, if required, and for the transaction of any other business within the powers of the Corporation. Except as otherwise provided in these Articles of Incorporation, meetings of the stockholders of the Corporation, including the annual meeting and any special meetings, may be called only by the Board of Directors. If there are no Directors, the officers of the Corporation shall promptly call a special meeting of stockholders of the Corporation entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Board of Directors in its sole discretion shall determine or as shall be set forth in a provision of the Bylaws approved by the Board of Directors.

(b) No business shall be transacted at a special meeting of stockholders of the Corporation other than business that is brought before the meeting pursuant to the Corporation’s notice of meeting by or at the direction of the Board of Directors or otherwise properly brought before the meeting by or at the direction of the Board of Directors.

Section 8.2. Board Approval. The submission of any action to stockholders of the Corporation for their consideration shall first be approved or advised by the Board of Directors, and stockholders of the Corporation shall not otherwise be entitled to act thereon except as otherwise expressly required by law.

ARTICLE IX
Amendments

Section 9.1. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Nevada, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 9.2.  Except as otherwise provided in these Articles of Incorporation and subject to the following sentence, any amendment to the Articles of Incorporation must first be approved by a majority of the Directors then in office and then shall be valid only if approved by, if stockholders approval is required by Nevada law (a) the affirmative vote of a majority of all of the votes entitled to be cast on the matter, or (b) if Nevada law hereafter permits the effectiveness of a vote described in this clause (b), the affirmative vote of a majority of all of the votes cast on the matter. Any amendment to Section 4.6 or to this sentence of the Articles of Incorporation shall be valid only if approved by the Board of Directors and then by the affirmative vote of two thirds of all the votes entitled to be cast on the matter.

ARTICLE X
Election Not to be Governed by Provisions of Nevada Revised Statutes 78.411 to 78.444

Section 10.1.   The Corporation, pursuant to Nevada Revised Statutes 78.434, hereby elects not to be governed by the provisions of Nevada Revised Statutes 78.411 to 78.444, inclusive.

ARTICLE XI
Indemnification; Limitation of Liability

Section 11.1.   Indemnification.

(a) The Corporation shall, to the maximum extent permitted by Nevada law in effect from time to time, indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a present or former Director or officer of the Corporation and at the request of the Corporation, serves or has served as a Director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advancement of expenses provided in the Articles of Incorporation and the Bylaws shall vest immediately upon election of a Director or officer and neither the amendment nor repeal of this Section 11.1, nor the adoption or amendment of any other provision of the Articles of Incorporation or Bylaws inconsistent with this Section 11.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses, (x) to a person that served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above, and (y) to any employee or agent of the Corporation or a predecessor of the Corporation. Except as otherwise provided in a provision of the Bylaws approved by the Board of Directors, this Section 11.1(a) shall not obligate the Corporation to indemnify or advance expenses to any person referenced in (i) or (ii) above for any proceeding initiated by such person against the Corporation unless such proceeding was authorized by the Board of Directors or is a proceeding to enforce rights to indemnification.

(b) The Corporation shall have the power, with the approval of the Board of Directors, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person, including any present or former employee, manager or agent of the Corporation, the Corporation’s subsidiaries or any affiliate of the Corporation or the Corporation’s subsidiaries.

(c) The indemnification and payment or reimbursement of expenses provided in this Section 11.1 shall not be deemed exclusive of or limit in any way any other rights to which any Person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders of the Corporation or disinterested Directors or otherwise.

Section 11.2. Limitation of Liability.

(a) The private property of the stockholders, directors and officers of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

(b) No stockholder, director, or officer shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(ii) the payment of dividends in violation of Nevada Revised Statutes 78.300.